EXHIBIT 20.1

NISSAN MASTER OWNER TRUST RECEIVABLES - 2005-A
Monthly Servicer's Report for the month ended August 31, 2005

Period	Collection	Accrual	Distribution	Series Allocation Percentage at Month-End	45.71%
From	1-Aug-05	15-Aug-05	15-Sep-05	Floating Allocation Percentage at Month-End	91.16%
To	31-Aug-05	15-Sep-05
Days

Description of Collateral		Expected Final	Accumulation	Early Redemption
On the Distribution Date, the Series 2005-A balances were:		Payment Date	Period	Period
		09/15/06	03/01/06	No
Notes	800,000,000.00

Principal Amount of Debt	800,000,000.00
Required Overcollateralization	106,515,580.72
Incremental Overcollateralization Amount	-
Series Nominal Liquidation Amount	906,515,580.72
Required Participation Amount	958,515,580.72	Accumulation Account
Excess Receivables	64,726,358.72	Beginning	$ -
Total Collateral	1,023,241,939.44	Additions	-
		Ending Balance	$ -
Collateral as Percent of Notes	127.91%

NMOTR Trust Pool Activity
During the past Collection Period, the following activity occurred:
		Distributions to Investors
	NMOTR	Days	31
	Total Pool	LIBOR	3.57125%
Beginning Gross Principal Pool Balance	2,361,993,772.31	Applicable Margin	0.03000%
Total Principal Collections	(1,410,130,438.54)		3.60125%
Investment in New Receivables	1,233,336,621.85
Receivables Added for Additional Accounts	257,848,875.14		Actual	Per $1000
Repurchases	-	Interest	$ 2,480,861.11	$ 2.61
Principal Default Amounts	-	Principal	$ -	$ -
Principal Reallocation	-	Unused Fee	$ -	$ -
New Series Issued During Collection Period	-			$2.61
Less Net CMA Offset	(200,815,037.57)
Less Servicing Adjustment	(3,892,050.67)	Total Due Investors	$ 2,480,861.11	3.601250%
Ending Balance	2,238,341,742.52	Servicing Fee	$ 755,429.65
		Excess Cash Flow	$ 1,925,375.00
SAP for Next Period	54.29%

Average Receivable Balance	2,206,830,309.55
Monthly Payment Rate	63.90%	Reserve Account

Interest Collections		Required Balance	$ 6,000,000.00
During the past collection period, the following activity occurred:		Current Balance	6,000,000.00
		Deficit/(Excess)	$ -

	Total Pool
Total Interest Collections	$ 11,706,267.96
Principal Reallocations	-
Recoveries on Receivables Written Off	-
Total Available	$ 11,706,267.96